Exhibit 99.1
The Ensign Group, Inc. Reports First Quarter 2008 Earnings
Conference Call and Webcast Scheduled for May 8, 2008 at 2:00 pm ET
MISSION VIEJO, California (PR Newswire) — May 7, 2008 — The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today reported results for the first quarter of fiscal year 2008.
Highlights of the First Quarter Include:
•	Organic revenue was up 13.1%, total revenue was up 16.1% and skilled revenue was up 24.1% over the first quarter of 2007;
•	EBITDAR was up 28.9% to $17.3 million vs. $13.4 million in the first quarter of 2007;
•	EBITDAR margins rose 150 basis points to 15.2% vs. 13.7% in the first quarter of 2007, and same-store EBITDAR margins rose 176 basis points to 15.6%;
•	EBITDA was up 43.6% to $13.3 million vs. $9.2 million in the first quarter of 2007;
•	Same store occupancy rose 147 basis points to 79.8% of licensed beds, and 168 basis points to 83.0% of operational beds;
•	Maturing 2006 acquisitions led the census jump, with an increase of 420 basis points in occupancy in operational beds;
•	Quality mix was 56.3% vs. 54.3% in the prior year’s first quarter;
•	Consolidated net income was up 53.1% to $6.3 million vs. $4.1 million in the first quarter of 2007; and
•	Fully diluted earnings per share was $0.31 vs. $0.24 a year ago.
Operating Results
For the quarter ended March 31, 2008, total revenue was $113.8 million, up 16.1% compared to $98.0 million for the prior year quarter, and up 4.4% sequentially. On a same-facility basis, revenue in the first quarter of 2008 increased 13.1% from the comparable quarter in the prior year. In addition, revenue generated by recently acquired facilities increased by $3.2 million.
The company reported first quarter 2008 EBITDAR of $17.3 million vs. $13.4 million for the first quarter 2007. EBITDAR is a non-GAAP financial measure. A discussion of the company’s use of this non-GAAP financial measure is set forth below, and a reconciliation of net income to EBITDAR for the first quarter 2008 and 2007 appears in the financial data portion of this release.

The company reported first quarter 2008 net income of $6.3 million or $0.31 per diluted share, compared to $4.1 million or $0.24 per diluted share for the first quarter of 2007. Commenting on the results, Ensign President and Chief Executive Officer Christopher Christensen said, “We are pleased with the first quarter performance of our operational leaders and their teams. Our EBITDAR margins grew to 15.2% overall and 15.6% same-store, and reflect our continued focus on fundamentals and execution. We believe these results demonstrate the leverage inherent in our operating model, and provide a solid foundation to build on for the remainder of 2008 and beyond.”
More complete information is contained in the Company’s 10-Q, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.
Recent Highlights
On May 1, 2008, the Company acquired a 120-bed skilled nursing facility in Orem, Utah, its first new facility acquisition since going public in 2007. The Company used approximately $2.0 million of its initial public offering (“IPO”) proceeds to acquire and assume a favorable long-term lease on the facility. Barry Port, President of Ensign portfolio subsidiary Keystone Care, Inc., said “We expect the Orem facility to be a strong addition to our Utah/Idaho portfolio and to move us much closer to the operational critical mass we have been striving to achieve in that market.” Management expects this operation to be accretive to earnings in 2008.
In May 2008, the Company closed on its option to purchase the underlying assets of a 130-bed skilled nursing facility in Scottsdale, Arizona that it was already operating under a long-term lease arrangement. The facility was purchased for approximately $5.2 million, which was paid in cash from the Company’s IPO proceeds. In addition, a major renovation in this facility is currently underway and is expected to be completed in the second quarter of 2008.
With the Orem, Utah acquisition and the Scottsdale, Arizona purchase option exercise, the Company operates 62 facilities in six Western states, owns 27 of its facilities and operates the other 35 facilities under long-term lease arrangements, with options or contracts to purchase nine of those 35 leased facilities.
In the first quarter the Company completed its rollout and implementation of the new Rehab Optima system for therapy services and billing. Mr. Christensen noted, “This system, along with our Caretracker system which was implemented in 2007, is helping us provide better care and tracking of resident progress, improve clinical assessments and outcomes for our residents, and better document and capture services rendered for more accurate and complete reimbursement.”
In April 2008, the Company paid off the existing loan on its facility in Hoquiam, Washington, using approximately $2.0 million of IPO proceeds to deleverage the property. The loan was non-prepayable prior to March, and had been assumed by the Company when the facility was acquired in 2006.

With the filing of its Form 10-Q for the first quarter of 2008, the Company introduced a new key operating metric: occupancy in operational beds. Because the original designs of some older company facilities lack certain amenities, the Company occasionally repurposes selected patient rooms, effectively decommissioning licensed beds. These rooms are often devoted to patient activities, therapy spaces and other uses that enhance the overall service offering in a facility. In some cases three- and four-bed wards have been reduced to two-bed rooms for resident comfort. These beds are seldom expected to be placed back into service. In addition, in certain states the Company has acquired licensure rights for “banked” beds that it does not intend to place into service in the foreseeable future. At present, the Company has identified approximately 350 licensed beds across its portfolio that are not actually in operation and available for use. Therefore, in addition to being measured against total licensed beds, occupancy is also tracked as a function of operational or usable beds. Alan Norman, Ensign’s Chief Financial Officer, affirmed that the Company has developed a very narrow and well-defined standard for identifying unavailable beds, to ensure consistency in periodic comparisons and to avoid taking licensed beds out of service without good reason. While the Company believes that reporting occupancy based on operational beds is consistent with industry practices and provides a more useful measure of actual occupancy performance from period to period, it intends to also continue reporting occupancy based on all licensed beds, whether they are in service or not, through at least FY 2008.
Other Developments
In connection with its November 2007 IPO, the holders of approximately 96% of the Company’s shares outstanding prior to the IPO entered into lock-up agreements or were subject to market stand-off agreements in favor of the underwriters. The agreements require the covered shareholders to refrain from disposing of their Ensign shares without the underwriters’ consent until at least 181 days have elapsed from the date of the IPO. In addition, they call for the lock-up period to automatically extend under certain circumstances, as described in more detail in the Company’s final Prospectus dated November 8, 2007, which have occurred. As a result, the expiration of the lock-up period has been extended an additional 18 days, and the first trading day that the covered shareholders will be able to dispose of the locked shares will be May 27, 2008.
2008 Guidance Update
Ensign is updating revenue guidance for the remainder of fiscal 2008. Management now expects consolidated revenue of $454 million to $458 million for 2008, and reaffirms guidance for fully diluted net earnings per share of $1.27 to $1.32 for the year. The revision primarily reflects the Orem, Utah acquisition completed on May 1, 2008. This guidance assumes, among other things, no additional acquisitions or dispositions, a continued stable Medicare reimbursement environment, and no net change in the Medicaid environment.
Conference Call
A live webcast will be held on Thursday, May 8, 2008, at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) to discuss Ensign’s first quarter fiscal year 2008 financial results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. (Pacific Time) on Thursday, May 15, 2008.

About Ensign™
The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 62 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “our” and similar verbiage is not meant to imply that the Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about our business, financial performance, operating results, the industry in which we operate and other future events. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding our growth prospects, future operating and financial performance, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for our services; our ability to acquire, develop, manage or improve facilities, our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review our periodic filings with the Securities and Exchange Commission, including our Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
Contact Information
Robert East, Westwicke Partners LLC, (410) 321-9652, bob.east@westwickepartners.com, or Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net
SOURCE: The Ensign Group, Inc.

Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Revenue	$113,779	$97,978

Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	91,434	80,847

Facility rent—cost of services	3,999	4,155

General and administrative expense	5,092	3,746

Depreciation and amortization	1,990	1,532

Total expenses	102,515	90,280

Income from operations	11,264	7,698

Other income (expense):
Interest expense	(1,201)	(1,169)

Interest income	483	392

Other expense, net	(718)	(777)

Income before provision for income taxes	10,546	6,921

Provision for income taxes	4,212	2,784

Net income	$6,334	$4,137

Net income per share:

Basic	$0.31	$0.30

Diluted	$0.31	$0.24

Weighted average common shares outstanding:

Basic	20,498	13,420

Diluted	20,647	16,904

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007

Assets

Cash and cash equivalents	$54,446	$51,732

Other current assets	63,826	68,631

Total current assets	118,272	120,363

Property and equipment, net	128,356	124,861

Other assets	23,819	22,165

Total assets	$270,447	$267,389

Liabilities and stockholders’ equity

Current liabilities:

Current liabilities, excluding current maturities of long-term debt	$50,289	$54,401

Current maturities of long-term debt	3,017	2,993

Total current liabilities	53,306	57,394

Long-term debt—less current maturities	60,290	60,577

Other long-term liabilities	20,843	19,741

Total Stockholders’ equity	136,008	129,677

Total liabilities and stockholders’ equity	$270,447	$267,389

Reconciliation of Net Income to EBITDA and EBITDAR
(in thousands)

	Three Months Ended March 31,
	2008	2007

Net income	$6,334	$4,137

Interest expense, net	718	777

Provision for income taxes	4,212	2,784

Depreciation and amortization	1,990	1,532

EBITDA	13,254	9,230

Facility rent—cost of services	3,999	4,155

EBITDAR	$17,253	$13,385

Discussion of Non-GAAP Financial Measures
EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of EBITDA before facility rent-cost of services. The Company believes that the presentation of EBITDA and EBITDAR provides important supplemental information to management and investors to evaluate the Company’s operating performance. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that these non-GAAP measures provide useful information to investors, the manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC’s website at www.sec.gov or under the “Financial Information” link of the Investor Relations section of Ensign’s website.